Exhibit 12.2
2/24/2011

ALABAMA POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred and preference dividend requirements for the five years ended December 31, 2009 and the year to date December 31, 2010

					Twelve
					Months
					Ended
Year ended December 31,					December 31,
2005	2006	2007	2008	2009	2010
--------------------------------------------------Thousands of Dollars--------------------------------------------------

EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$819,516		$875,256		$969,492		$1,026,387		$1,095,813		$1,213,008
Interest expense, net of amounts capitalized		215,431		254,229		275,814		280,920		300,365		305,083
Distributions on mandatorily redeemable preferred securities		0		0		0		0		0		0
AFUDC - Debt funds		8,173		7,939		17,991		20,252		33,183		14,034
Earnings as defined		$1,043,120		$1,137,424		$1,263,297		$1,327,559		$1,429,361		$1,532,125

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$186,541		$231,061		$250,511		$264,620		$288,723		$288,732
Interest on affiliated loans		16,563		16,764		15,369		11,619		10,343		7,264
Interest on interim obligations		1,063		1,873		1,915		1,070		69		15
Amort of debt disc, premium and expense, net		14,559		12,986		14,542		11,776		11,138		10,502
Other interest charges		4,878		(516)		11,468		12,087		23,275		12,604
Distributions on mandatorily redeemable preferred securities		0		0		0		0		0		0
Fixed charges as defined		223,604		262,168		293,805		301,172		333,548		319,117
Tax deductible preferred dividends		1,089		1,089		1,089		1,089		1,089		1,089
		224,693		263,257		294,894		302,261		334,637		320,206
Non-tax deductible preferred and preference dividends		23,200		23,645		35,055		38,375		38,375		38,375
Ratio of net income before taxes to net income	x	1.540	x	1.613	x	1.575	x	1.566	x	1.546	x	1.624
Preferred and preference dividend requirements before income taxes		35,728		38,139		55,212		60,095		59,328		62,321
Fixed charges plus preferred and preference dividend requirements		$260,421		$301,396		$350,106		$362,356		$393,965		$382,527

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
AND PREFERENCE DIVIDEND REQUIREMENTS		4.01		3.77		3.61		3.66		3.63		4.01